Exhibit 99.1

Energy Recovery Announces Departure of VP, Oil & Gas, Appointment of New VorTeq™ Development Leader

SAN LEANDRO, Calif. — March 19, 2020 — Energy Recovery, Inc. (NASDAQ:ERII) today announced the departure of the company’s Vice President of Oil & Gas, Eric Siebert.

“Eric’s leadership has been integral to the development of VorTeq™ from its early stages to the advanced position we are in today. On behalf of the Board, I thank him for his contributions to Energy Recovery and wish him every success in the future,” said Robert Mao, Chairman and Interim President and Chief Executive Officer.

Ahmed Ghoneim, a seasoned oilfield services leader, will manage the VorTeq development team moving forward. Mr. Ghoneim has over 24 years of global upstream oil and gas experience with a focus on hydraulic fracturing and related well services, technology and operations. He has previously worked as Global Production Enhancement Director with Baker Hughes North America, Regional Director for Pressure Control with GE Oil & Gas in multiple markets, in addition to several leadership roles over 15 years with Schlumberger.

“As we continue our drive toward commercialization of VorTeq, I have great confidence in our team to continue the progress we’ve made to date. We are working diligently to realize a return on the company’s investment as soon as possible,” Mao added.

About Energy Recovery
For more than 20 years, Energy Recovery, Inc. (NASDAQ: ERII) has created technologies that solve complex challenges in industrial fluid-flow markets. We design and manufacture solutions that reduce waste, improve operational efficiencies, and lower the production costs of clean water and oil and gas. What began as a game-changing invention for water desalination has grown into a global business delivering solutions that enable more affordable access to these critical resources. Both our headquarters in San Leandro, California, and our Commercial Development Center in Katy, Texas house on-site research, development and manufacturing facilities. In addition, our worldwide sales and technical service organization provides on-site support for our line of water solutions. For more information, please visit www.energyrecovery.com.

Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our belief that we can commercialize the VorTeq system and our ability to generate a return on our investment. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Because such forward-looking statements involve risks and uncertainties, our actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and we assume no obligation to update such statements, whether as a result of new information, future events, or otherwise.

Contact
Investor Relations
ir@energyrecovery.com
+1 (281) 962-8105

Press Inquiries
pr@energyrecovery.com
+1 (510) 398-2147

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